Exhibit 99.1

    PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL 2008

St. Louis, MO, July 28, 2008 … Ralcorp Holdings, Inc. (NYSE:RAH) today announced results for the quarter ended June 30, 2008 and reaffirmed its forecast for the fiscal year ending September 30, 2008.

For the third quarter of fiscal 2008, reported diluted earnings per share were $1.73 including the impact of a non-cash gain on forward sale contracts related to Ralcorp’s investment in Vail Resorts, Inc., or $1.20 per share excluding that impact.  In last year’s third quarter, reported diluted earnings per share were $.43 including the impact of a non-cash loss on those contracts, or $1.13 excluding that impact.  Other reported results for the quarter include:
•	Net sales for the quarter increased 13% as a result of both higher pricing in response to rising input costs and volume gains in most of the Company’s operating segments.
•	Total segment profit contribution was up 3% as a result of higher selling prices and volumes, partially offset by higher ingredient costs.
•
Food EBITDA was $65.3 million compared to $65.4 million last year.  This period’s costs included $1.6 million of transition costs related to the pending merger of the Post cereals business into Ralcorp.

•
Earnings before income taxes and equity earnings were $53.5 million (compared to $1.9 million last year) after a $21.7 million ($.53 per share) non-cash gain on Ralcorp’s Vail forward sale contracts.  Last year’s amount included a $29.8 million ($.70 per share) non-cash loss on those contracts.

•	Equity in earnings of Vail Resorts, Inc. (after tax) was $11.2 million ($.42 per share) compared to $10.1 million ($.37 per share) a year ago.
•	Net earnings were $45.8 million, which is $34.2 million higher than a year ago (including the non-cash after-tax effects of gains or losses on the Vail forward sale contracts).

Segment results and other key components of earnings before income taxes and equity earnings are summarized in the following tables (in millions):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net Sales
Ralston Foods	$211.9	$182.0	$602.5	$422.5
Bremner	85.8	81.0	253.6	242.2
Cereals, Crackers & Cookies	297.7	263.0	856.1	664.7
Frozen Bakery Products	174.1	149.6	533.1	457.4
Dressings, Syrups, Jellies & Sauces	124.1	109.2	353.6	314.6
Snack Nuts & Candy	62.7	61.7	208.1	188.5
Total	$658.6	$583.5	$1,950.9	$1,625.2

Profit Contribution
Cereals, Crackers & Cookies	$30.3	$26.9	$82.1	$63.3
Frozen Bakery Products	15.1	14.3	47.9	52.0
Dressings, Syrups, Jellies & Sauces	4.2	4.1	9.1	11.8
Snack Nuts & Candy	1.8	4.4	10.5	16.6
Total segment profit contribution	51.4	49.7	149.6	143.7
Interest expense, net	(11.1)	(11.4)	(33.6)	(30.2)
Gain (loss) on forward sale contracts	21.7	(29.8)	84.0	(82.3)
Restructuring charges	(.3)	-	(1.7)	-
Stock-based compensation expense	(2.3)	(1.9)	(8.3)	(5.3)
Transition costs related to pending merger	(1.6)	-	(1.6)	-
Other unallocated corporate expenses	(4.3)	(4.7)	(16.0)	(16.8)
Earnings before Income Taxes
and Equity Earnings	$53.5	$1.9	$172.4	$9.1

Reconciliation of Food EBITDA to Net Earnings
Food EBITDA	$65.3	$65.4	$189.3	$180.6
Depreciation and amortization	(22.4)	(22.3)	(67.3)	(59.0)
Interest expense, net	(11.1)	(11.4)	(33.6)	(30.2)
Gain (loss) on forward sale contracts	21.7	(29.8)	84.0	(82.3)
Income taxes	(18.9)	(.4)	(60.8)	(2.2)
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	11.2	10.1	15.1	12.8
Net Earnings	$45.8	$11.6	$126.7	$19.7

Third quarter net sales grew $75.1 million due to both higher selling prices in all segments and volume gains at Ralston Foods, Frozen Bakery Products, and Dressings, Syrups, Jellies & Sauces, partially offset by lower volumes at Bremner and Snack Nuts & Candy.  Price increases, implemented in response to the significantly higher costs of raw materials (ingredients and packaging materials) and freight, drove approximately $52.8 million of the net sales growth.  The Company’s overall ingredient and packaging costs were unfavorable by a total of about $44.9 million for the quarter, and increased transportation rates added approximately $3.1 million compared to the prior year.

Earnings were reduced by the effects of certain transition costs related to the planned merger of the Post cereals business into Ralcorp, including consulting fees and other incremental expenses.  In the third quarter, those transition costs totaled $1.6 million, which is approximately $1.0 million after taxes and $.04 per share.

For additional information regarding the Company’s results, refer to the comparative statements of earnings below.  The Company intends to file its Quarterly Report on Form 10-Q for the period ended June 30, 2008 on August 11, 2008.

Based upon the Company’s current forecasts, annual diluted earnings per share for fiscal 2008 (excluding the effects of gains or losses on the Vail forward sales contracts as well as any impact of the planned merger) will be approximately 5% above the corresponding amount for fiscal 2007.  This is consistent with previously issued forecasts.  The Company will update the forecast in its Form 10-Q to reflect the preliminary results for July.

The following measures, as reported herein, are non-GAAP financial measures which the Company’s management believes provide useful information to investors regarding the performance of Ralcorp’s operations:
•
Diluted earnings per share excluding the impact of the gains or losses on forward sale contracts related to Ralcorp’s investment in shares of Vail Resorts, Inc., gives investors a measure of the results of Ralcorp’s operations, which are unaffected by the existence of the forward sale contracts or unrealized changes in their fair value.

•
Total segment profit contribution is an accumulation of the GAAP measures of profit contribution for each reportable segment which are reported to the chief operating decision maker for purposes of making decisions about allocating resources to each segment and assessing its performance, which gives investors a combined measure of these key amounts.

•
Food EBITDA (earnings before interest, income taxes, depreciation, and amortization, excluding equity method earnings and other gains or losses related to the Company’s investment in Vail Resorts, Inc.) provides information regarding the performance of Ralcorp’s food business operations, without the effects of certain non-cash and non-operating items.

Ralcorp produces a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.  In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

NOTE:  Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are sometimes identified by their use of terms and phrases such as "will," "believes," "intends," "plans," "expects," or similar expressions.  All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, general economic conditions, change in actual or forecasted cash flows, future sales volume, significant increases in the costs of certain commodities, timely implementation of price increases, integration risks associated with the acquisition of the Post cereals business, increases in transportations costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net Sales	$658.6	$583.5	$1,950.9	$1,625.2
Cost of products sold	(543.7)	(475.7)	(1,620.0)	(1,313.1)
Gross Profit	114.9	107.8	330.9	312.1
Selling, general and administrative expenses	(71.7)	(64.7)	(207.2)	(190.5)
Interest expense, net	(11.1)	(11.4)	(33.6)	(30.2)
Gain (loss) on forward sale contracts	21.7	(29.8)	84.0	(82.3)
Restructuring charges	(.3)	-	(1.7)	-
Earnings before Income Taxes
and Equity Earnings	53.5	1.9	172.4	9.1
Income taxes	(18.9)	(.4)	(60.8)	(2.2)
Earnings before Equity Earnings	34.6	1.5	111.6	6.9
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	11.2	10.1	15.1	12.8
Net Earnings	$45.8	$11.6	$126.7	$19.7

Earnings per Share
Basic	$1.79	$.44	$4.95	$.74
Diluted	$1.73	$.43	$4.81	$.72

Weighted Average Shares
for Basic Earnings per Share	25,498	26,304	25,478	26,617
Dilutive effect of:
Stock options	561	587	560	562
Stock appreciation rights	104	105	81	66
Restricted stock awards	104	71	93	65
Weighted Average Shares
for Diluted Earnings per Share	26,267	27,067	26,212	27,310